Exhibit 99.1

Pernix Therapeutics Inc. Reports Fourth Quarter and Full Year
2015 Financial Results and Business Update

Full Year 2015 Revenue Increases 44% Year-Over-Year to $176 million

Full Year 2015 Adjusted EBITDA of $31.2 million

MORRISTOWN, NJ - March 10, 2016 - Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX) ("Pernix" or the "Company"), a specialty pharmaceutical company, today announced financial results for the fourth quarter and year ended December 31, 2015.

2015 Financial Highlights:
  Full Year Net Revenue increased 44% year-over-year to $175.9 million, representing the highest annual net revenues for Pernix since becoming a pharmaceutical company in March 2010
  Full Year Gross Margin increased to 71% compared with 61% in 2014
  Full Year Adjusted EBITDA increased to $31.2 million compared with $23.8 million in 2014

Business Highlights:

  Reversed a multi-year volume decline for Treximet in the second quarter of 2015
    Added $54 million of annualized Treximet net sales value in the second half of 2015 when compared to the net sales and volume trend pre-acquisition as a result of increased market share and price re-alignment.
  Launched Zohydro ER with BeadTek in May 2015
  Two new Orange Book Patents issued for Zohydro ER with BeadTek extending intellectual property portfolio through 2034; more than six patent applications pending
  Expanded and rebuilt commercial platform to support three core brands
    Added experienced talent to strengthen the commercial infrastructure
    Cross-trained all 200 sales professionals to sell all three brands
  Launched Pernix Prescriptions Direct (PPD) program in August 2015
    Over 6,000 patients enrolled in the program to date
    Average weekly growth of 19% in prescriptions since launch
    PPD currently represents 9% of Treximet and 5% of Silenor weekly total prescriptions
  Announced positive interim results from a Phase IV study comparing the effects of Silenor and zolpidem on balance, cognitive performance and arousability

"In 2015, we focused on laying the groundwork for future growth. We spent the year building our capabilities and aligning resources behind our objectives," said Doug Drysdale, Chairman and Chief Executive Officer.

2. Pernix Therapeutics Reports Fourth Quarter and Full Year 2015 Financial Results

Over the past year we more than doubled in size, and re-invigorated our product line and selling platform. Based on our accomplishments in 2015, I am confident that we have positioned Pernix for meaningful growth in 2016 and beyond."

Financial Results - Full Year 2015

For full year 2015, net revenues were $175.9 million versus net revenues of $121.7 million in 2014. A summary of net revenue is outlined in the table below (dollars in millions):

	Twelve Months Ended
	December 31,		Increase
	2015	2014	(Decrease)

Treximet	$101.8	$54.8	$47.0
Silenor	20.9	15.3	5.6
Zohydro	16.5	0.0	16.5
Other products	32.1	47.9	(15.8)
Net product sales	171.3	118.0	53.3
Co-promotion and other revenue	4.6	3.7	0.9
Total net revenues	$175.9	$121.7	$54.2

Treximet net sales increased by $47.0 million, or 86%, compared to the year ended December 31, 2014, as Treximet was acquired in August 2014, with the first sale occurring on September 2, 2014. Silenor net sales increased by $5.6 million, or 37%, compared to the year ended December 31, 2014. The increase in sales of Silenor was driven by a 58% increase in volume as a result of implementing the Company's selling and marketing strategy to enhance market awareness and grow sales, partially offset by an increase in managed care rebates compared to the prior year. The increase in Zohydro ER sales are due to the launch of this product in early May 2015. The decrease in other product revenue was due to the discontinuation of certain less profitable products and the termination of certain contracts pursuant to which Pernix marketed and distributed products for other companies. These declines were partially offset by sales of Zohydro ER.

Selling, general and administrative (SG&A) expenses increased by $37.3 million, or 62%, to $97.4 million, compared to $60.2 million for the same period in 2014, driven primarily by a full year of Treximet selling and promotion expenses and costs related to the Zohydro ER acquisition.

Research and Development expenses grew by $4.3 million, or 109%, to $8.2 million compared to $3.9 million in 2014. The increase was primarily due to ongoing work related to the lifecycle management of Treximet and Zohydro ER.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) grew to $31.2 million, compared to $23.8 million in 2014. See the table at the end of this press release for a reconciliation of net loss to Adjusted EBITDA.

3. Pernix Therapeutics Reports Fourth Quarter and Full Year 2015 Financial Results

Depreciation and amortization expense was $94.7 million versus $33.0 million in 2014. The increase was primarily a result of a full year of amortization related to the Treximet acquisition and the Zohydro ER acquisition.

Interest expense, net for the year ended December 31, 2015 was $38.1 million compared to $18.8 million last year. The increase is due primarily to a full year of interest expense on the 12% Senior Secured Notes in 2015 as compared to four months in 2014.

Losses from impairments of intangibles and disposal of assets were $24.4 million for the year ended December 31, 2015 compared to $0.2 million for the year ended December 31, 2014. These losses were primarily attributable to our legacy, non-core products from the 2012 acquisition of Cypress and Hawthorn.

Financial Results - Fourth Quarter 2015

For the fourth quarter of 2015, net revenue was $46.4 million compared to $53.8 million for the fourth quarter of 2014. A summary of net revenue is outlined below (dollars in millions):

	Three Months Ended
	December 31,		Increase
	2015	2014	(Decrease)

Treximet	$26.8	$38.5	$(11.7)
Silenor	4.7	5.7	(1.0)
Zohydro	7.2	0.0	7.2
Other products	4.6	9.3	(4.7)
Net product sales	43.3	53.5	(10.2)
Co-promotion and other revenue	3.1	0.3	2.8
Total net revenues	$46.4	$53.8	$(7.4)

Treximet net sales decreased by $11.7 million, or 30%,to $26.8 million compared to $38.5 million in the fourth quarter of 2014. The decrease was driven by an 18% decrease in volume and higher managed rebate rates in the fourth quarter of 2015 due to completion of managed care contracting post-acquisition. The decrease in volume was the result of the impact of a multi-year declining volume trend underway when Pernix acquired the product. Pernix reversed this trend during the second quarter of 2015. Silenor net sales declined by $1.0 million, or 18%, compared to the fourth quarter of 2014. While volume increased by 32% in the fourth quarter of 2015 as compared to the fourth quarter of 2014, this was more than offset by higher managed care rebate rates in 2015 than in 2014. The decrease in other product revenue was due to the discontinuation of certain less profitable products and the termination of certain contracts pursuant to which Pernix marketed and distributed products for other companies. These declines were partially offset by sales of Zohydro ER, which was acquired in April 2015.

Selling, general and administrative (SG&A) expenses in the fourth quarter of 2015 increased by $4.5 million, or 23%, to $24.2 million, compared to $19.6 million for the same period in 2014, driven primarily by the addition of the Zohydro ER sales force.

4. Pernix Therapeutics Reports Fourth Quarter and Full Year 2015 Financial Results

Research and Development expenses grew by $0.3 million, or 11%, to $2.6 million in the fourth quarter of 2015, compared to $2.3 million in the fourth quarter of 2014. The increase was primarily due to ongoing work related to the lifecycle management of Treximet and Zohydro ER.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, a non-GAAP measure) was $10.0 million for the fourth quarter of 2015 compared to $22.9 million in the fourth quarter of 2014. See the table at the end of this press release for a reconciliation of net loss to Adjusted EBITDA.

Depreciation and amortization expense was $28.2 million versus $18.7 million in the same period last year. The increase was primarily a result of the Zohydro ER acquisition.

Interest expense, net for the three months ended December 31, 2015 was $9.5 million compared to $10.0 million last year.

Losses from impairments of intangibles and disposal of assets were $24.4 million for the quarter ended December 31, 2015 compared to $0.2 million for the quarter ended December 31, 2014. These losses were primarily attributable to the Company's legacy, non-core products from the 2012 acquisition of Cypress and Hawthorn.

Prescription Trends

The prescription trends for the fourth quarter of 2015 highlighted below are derived from Symphony Health Solutions' Integrated DataVerse (IDV)® solution:

  Treximet total and new prescriptions decreased by 7% and 2%, respectively, as compared to the fourth quarter of the prior year. Total prescriptions increased by 5% versus the third quarter of 2015, while new prescriptions were flat as compared to the third quarter of 2015. Treximet total and new prescriptions from the start of sampling in March 2015 through the last full week of 2015 increased 14% and 20%, respectively, on a weekly basis.
  Silenor total and new prescriptions increased by 41% and 31%, respectively, as compared to the fourth quarter of the prior year. Total and new prescriptions increased by 2%, and 3% respectively, compared to the third quarter of 2015;
  Zohydro ER total prescriptions increased by 15% as compared to the fourth quarter of the prior year. Total prescriptions increased by 5% compared to the third quarter of 2015.

Liquidity

As of December 31, 2015, the Company had total liquidity of $71.4 million, consisting of $56.1 million of cash and approximately $15.3 million available to draw under its $50.0 million credit agreement. Total principal amount of debt outstanding at the end of the year was $355.0 million and net debt was $298.9 million. This consists of $210.0 million of 12% Senior Secured notes, $130.0 million of 4.25% convertible notes and $15.0 million under the Company's revolving Credit Facility.

2016 Full-Year Guidance

For the full twelve months ended December 31, 2016, Pernix is providing net sales and adjusted EBITDA guidance as follows:

Net Sales Guidance: $190 million to $205 million

Adjusted EBITDA Guidance: $35 million to $45 million

5. Pernix Therapeutics Reports Fourth Quarter and Full Year 2015 Financial Results

Conference Call
As previously announced, Pernix will hold a conference call to discuss results for the fourth quarter and full year 2015 as follows:

  Date: Thursday, March 10, 2016
  Time: 8:30 A.M. EST
  Live webcast: http://public.viavid.com/index.php?id=118501
  Toll free: 888-572-7025
  International: 719-325-2432

The webcast of the call will be archived for 30 days via the Investors section of the Company's website (click here).

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market. The Company targets underserved therapeutic areas such as CNS, including neurology and psychiatry, and has an interest in expanding into additional specialty segments. The Company promotes its branded products to physicians through its Pernix sales force, uses contracted sales organizations to market its non-core, cough and cold products, and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Treximet® and Silenor® are registered trademarks of Pernix Therapeutics Holdings, Inc.
Zohydro® ER is a registered trademark of Pernix Therapeutics Holdings, Inc.
BeadTek™ is a trademark used by Pernix under license.

Non-GAAP Financial Measures

Pernix is disclosing non-GAAP financial measures in this press release. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that management and the board of directors do not consider part of core operating results or that are non-recurring when assessing the performance of the organization. Primarily due to acquisitions, Pernix believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. generally accepted accounting principles (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Pernix is disclosing non-GAAP results that exclude items such as

6. Pernix Therapeutics Reports Fourth Quarter and Full Year 2015 Financial Results

amortization expense and certain other expense and revenue items in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance. Whenever Pernix uses a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures set forth herein and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions are forward-looking statements. Because these statements reflect the Company's current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company's future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in the Company's Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact

Investor Relations
Sanjay Patel, (800) 793-2145 ext. 1009
Chief Financial Officer
spatel@pernixtx.com

Matthew P. Duffy, 212.915.0685
LifeSci Advisors, LLC
matthew@lifesciadvisors.com

7. Pernix Therapeutics Reports Fourth Quarter and Full Year 2015 Financial Results

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2015 and 2014
(In thousands, except per share data)

Assets	2015	2014
Current assets:
Cash and cash equivalents	$56,135	$34,855
Restricted cash	10,002	-
Accounts receivable, net	61,209	44,127
Inventory, net	10,035	10,479
Prepaid expenses and other current assets	13,283	16,550
Income tax receivable	6,735	2,590
Note receivable, net of unamortized discount of $0 and $127, respectively	-	4,723
Deferred income tax assets - current	-	6,544
Total current assets	157,399	119,868

Property and equipment, net	2,346	1,514
Goodwill	54,865	44,900
Intangible assets, net	285,943	300,489
Other	10,605	11,253
Total assets	$511,158	$478,024
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$14,081	$5,399
Accrued personnel expense	4,336	3,573
Accrued allowances	62,678	52,604
Other accrued expenses	9,355	15,333
Interest payable	11,903	10,159
Credit facilities - current	-	7,345
Treximet Secured Notes - current	15,044	-
Restricted cash payable	10,002	-
Other liabilities	6,753	3,264
Total current liabilities	134,152	97,677

Convertible notes - long-term	103,806	65,000
Derivative liability	9,165	-
Contingent consideration	14,055	-
Treximet Secured Notes - long-term	194,943	220,000
Credit facilities - long-term	15,000	-
Deferred income tax liability - long-term	202	-
Other liabilities	6,738	11,755
Total liabilities	478,061	394,432
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, authorized 10,000,000 shares; no shares issued
and outstanding	-	-
Common stock, $0.01 par value, 140,000,000 and 90,000,000 shares authorized,
63,874,549 and 40,805,659 issued and 61,112,527 and 38,341,352 outstanding
at December 31, 2015 and 2014, respectively	611	383
Additional paid-in capital	226,837	129,128
Treasury stock, at cost, 2,762,022 and 2,464,307 shares held at December 31, 2015
and 2014, respectively	(5,548)	(5,431)
Accumulated deficit	(188,803)	(40,488)
Total stockholders' equity	33,097	83,592
Total liabilities and stockholders' equity	$511,158	$478,024

8. Pernix Therapeutics Reports Fourth Quarter and Full Year 2015 Financial Results

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net revenues	$46,369	$53,834	$175,850	$121,747
Costs and operating expenses:
Cost of product sales	14,502	15,575	51,408	47,965
Selling, general and administrative expense	24,159	19,623	97,421	60,158
Research and development expense	2,585	2,334	8,229	3,938
Loss from disposal of assets, impairments of intangibles	24,352	242	24,352	242
Loss on sale of PML (including impairment charge)	-	-	-	6,659
Depreciation and amortization expense	28,203	18,680	94,695	32,999
Change in fair value of contingent consideration	3,458	-	(138)	-
Restructuring costs	(56)	-	1,137	-

Total costs and operating expenses	97,203	56,454	277,104	151,961

Loss from operations	(50,834)	(2,620)	(101,254)	(30,214)

Other income (expense):
Cost of inducement	-	-	(19,500)	-
Loss on extinguishment of debt	-	-	(1,112)	-
Foreign currency transaction loss	(582)		(582)	-
Change in fair value of derivative liability	85	-	19,315	-
Interest expense, net	(9,455)	(9,964)	(38,120)	(18,797)
Total other expense, net	(9,952)	(9,964)	(39,999)	(18,797)

Loss before income tax expense (benefit)	(60,786)	(12,584)	(141,253)	(49,011)
Income tax expense (benefit)	20,880	(4,765)	7,062	(13,725)
Net loss	$(81,666)	$(7,819)	$(148,315)	$(35,286)

Net loss per common and potential common share
Basic	$(1.34)	$(0.20)	$(2.78)	$(0.93)
Diluted	$(1.34)	$(0.20)	$(2.78)	$(0.93)

Weighted-average common and potential common
shares outstanding:
Basic	61,091	38,250	53,321	37,871
Diluted	61,091	38,250	53,321	37,871

9. Pernix Therapeutics Reports Fourth Quarter and Full Year 2015 Financial Results

Supplemental Financial Information

The following table presents a reconciliation of Pernix's net loss to adjusted EBITDA. The Company presents these measures to assist investors in evaluating Pernix's operating performance and comparing the Company's results with those of other companies. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income.

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
GAAP Net Loss to Adjusted EBITDA Reconciliation Table
(in thousands, except per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
GAAP net loss	$(81,666)	$(7,819)	$(148,315)	$(35,286)
Adjustments:
Interest expense, net	9,455	9,964	38,120	18,797
Depreciation and amortization	28,203	18,680	94,695	32,999
Income tax expense (benefit)	20,880	(4,765)	7,062	(13,725)
EBITDA	(23,128)	16,060	(8,438)	2,785
Net revenue adjustments (1)	2,642	512	303	1,257
Cost of product sales adjustments (2)	-	26	97	2,617
Selling, general and administrative adjustments (3)	2,255	5,013	11,518	9,118
Research and development adjustments (4)	-	1,168	500	1,168
Cost of inducement	-	-	19,500	-
Change in fair value of contingent consideration	3,458	-	(138)	-
Change in fair value of derivative liability	(85)	-	(19,315)	-
Loss from disposal of assets, impairments of intangibles	24,352	82	24,352	242
Foreign currency transaction loss	582	-	582	-
Loss on extinguishment of debt	-	-	1,112	-
Loss on sale of PML (including impairment charge)	-	-	-	6,659
Restructuring costs (5)	(56)	-	1,137	-
Adjusted EBITDA	$10,020	$22,861	$31,210	$23,846

(1) To include $2.6 million to reverse the impact of prior quarters' gross to net accrual adjustments for the three months ended December 31, 2015. To exclude $557,000 of impact of returns from FDA reclass of Hydrocodone products from C3 to C2 classification and to include one-time contract termination fee of $45,000 for the three months ended December 31, 2014. To exclude impact on returns from FDA reclass of Hydrocodone products from C3 to C2 classification of $303,000 for the year ended December 31, 2015. To exclude impact of one-time contract termination fee of $700,000 and impact on returns from FDA reclass of Hydrocodone products from C3 to C2 classification of $557,000 for the year ended December 31, 2014.

(2) To exclude amortization of inventory step-up from acquisitions.

(3) To exclude stock compensation expense of $1.5 million and $1.3 million; severance expense of $0 and $204,000; litigation settlement expenses of $507,000 and $3.5 million; and deal costs of $232,000 and $19,000; for the three months ended December 31, 2015 and 2014, respectively. Also, to exclude deal costs of $4.3 million and $1.0 million; stock compensation expense of $5.3 million and $4.7 million; ParaPro stock

10. Pernix Therapeutics Reports Fourth Quarter and Full Year 2015 Financial Results

compensation expense of $0 and $(1.2 million); severance expense of $0 and $1.1 million; and litigation settlement expenses of $1.9 million and $3.5 million for the years ended December 31, 2015 and 2014, respectively.

(4) To exclude expense associated with contractual milestone assumed as part of the Zohydro acquisition for the year ended December 31, 2015. To exclude expense associated with Treximet's sNDA of $1.2 million for both the three and twelve months ended December 31, 2014.

(5) To exclude the cost related to the initiative to restructure operations and shut down the Charleston, South Carolina site.

11. Pernix Therapeutics Reports Fourth Quarter and Full Year 2015 Financial Results

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
GAAP Net Loss to Adjusted Net Income Reconciliation Table
(in thousands, except per share data, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2015	2014		2015	2014
GAAP net loss	$(81,666)	$(7,819)		$(148,315)	$(35,286)
Adjustments:
Net revenues adjustments (1)	2,642	512		303	1,257
Cost of product sales adjustments (2)	-	26		97	2,617
Selling, general and administrative adjustments (3)	2,255	5,013		11,518	9,118
Research and development adjustments (4)	-	1,168		500	1,168
Change in fair value of contingent consideration	3,458	-		(138)	-
Cost of inducement	-	-		19,500	-
Loss on extinguishment of debt	-	-		1,112	-
Change in fair value of derivative liability	(85)	-		(19,315)	-
Loss from disposal of assets, impairments of intangibles	24,352	82		24,352	242
Loss on sale of PML (including impairment charge)	-	-		-	6,659
Restructuring costs (5)	(56)	-		1,137	-
Amortization	27,735	18,610		94,336	32,667
Interest expense, net (6)	1,351	2,342		5,016	6,983
Foreign currency transaction loss	582	-		582	-
Income tax expense (7)	(16,576)	(5,385)		(30,283)	(15,567)
Adjusted net income/(loss)	$(36,008)	$14,549		$(39,598)	$9,858

Basic adjusted net income/(loss) per common share	$(0.59)	$0.36	(8)	$(0.74)	$0.18	(8)
Diluted adjusted net income/(loss) per common share	$(0.59)	$0.25		$(0.74)	$0.18

Weighted average number common shares outstanding	61,091	38,250		53,321	37,871
Weighted average number common shares outstanding
assuming dilution	61,091	58,445	(9)	53,321	54,792	(9)
  To include $2.6 million to reverse the impact of prior quarters' gross to net accrual adjustments for the three months ended December 31, 2015. To exclude $557,000 of impact of returns from FDA reclass of Hydrocodone products from C3 to C2 classification and to include one-time contract termination fee of $45,000 for the three months ended December 31, 2014. To exclude impact on returns from FDA reclass of Hydrocodone products from C3 to C2 classification of $303,000 for the year ended December 31, 2015. To exclude impact of one-time contract termination fee of $700,000 and impact on returns from FDA reclass of Hydrocodone products from C3 to C2 classification of $557,000 for the year ended December 31, 2014.
  To exclude amortization of inventory step-up from acquisitions.
  To exclude stock compensation expense of $1.5 million and $1.3 million; severance expense of $0 and $204,000; litigation settlement expenses of $507,000 and $3.5 million; and deal costs of $232,000 and $19,000; for the three months ended December 31, 2015 and 2014, respectively. Also, to exclude deal costs of $4.3 million and $1.0 million; stock compensation expense of $5.3 million and $4.7 million; ParaPro stock compensation expense of $0 and $(1.2 million); severance expense of $0 and $1.1 million; and litigation settlement expenses of $1.9 million and $3.5 million for the years ended December 31, 2015 and 2014, respectively.

12. Pernix Therapeutics Reports Fourth Quarter and Full Year 2015 Financial Results

  To exclude expense associated with contractual milestone assumed as part of the Zohydro acquisition for the year ended December 31, 2015. To exclude expense associated with Treximet's sNDA of $1.2 million for both the three and twelve months ended December 31, 2014.
  To exclude the cost related to the initiative to restructure operations and shut down the Charleston, South Carolina site.
  To exclude the recognition of deferred financing costs during the three and twelve months ended December 31, 2015.  To exclude interest expense of $1.3 million and $4.5 million during the three and twelve months ended December 31, 2014, related to the 8.0% Convertible notes issued on February 21, 2014 and exclude the recognition of deferred financing costs of $1.0 million and $2.4 million during the three and twelve months ended December 31, 2014.
  To exclude the aggregate income tax impact of the adjustments utilized to calculate adjusted net income/(loss).
  Adjusted net income/(loss) used for the computation of basis adjusted net income/(loss) per common share includes interest expense related to the 8.0% Convertible Notes, adjusted for income taxes, of $819,000 and $2.9 million for the three and twelve months ended December 31, 2014.
  For the three months ended December 31, 2014 includes the dilutive effect of the 8.0% Convertible Notes, warrant and stock awards of 18,056 shares, 333 shares and 1,806 shares, respectively. For the year ended December 31, 2014 includes the dilutive effect of the 8.0% Convertible Notes, warrants and stock awards of 15,533 shares, 116 shares and 1,272 shares, respectively.